Exhibit 99.1

KROGER REPORTS THIRD QUARTER 2010 RESULTS

Net Earnings Increased, Identical Supermarket Sales Up 2.4% Without Fuel

CINCINNATI, Ohio, December 2, 2010 — The Kroger Co. (NYSE: KR) today reported total sales, which include fuel, increased 5.9% to $18.7 billion in the third quarter of fiscal 2010 compared with $17.7 billion for the same period last year.  Excluding fuel sales, total sales increased 3.1% in the third quarter, which ended November 6, 2010, over the same period last year.  Identical supermarket sales, without fuel, increased 2.4% in the third quarter over the same period last year.

Net earnings for the third quarter of fiscal 2010 totaled $202.2 million, or $0.32 per diluted share.  In the third quarter of fiscal 2009, Kroger reported a net loss of $874.9 million, or $1.35 per diluted share.  The fiscal 2009 results included non-cash asset impairment charges totaling $1.05 billion, after tax, that primarily resulted from a goodwill write-down.  Excluding these impairment charges, net earnings for the quarter would have been $176.7 million, or $0.27 per diluted share (Table 6).

“Kroger’s customers today are looking for lower prices and a great shopping experience, and our Customer 1st strategy delivers all that and more,” said David B. Dillon, Kroger’s chairman and chief executive officer.  “Our team increased identical supermarket sales, earnings and earnings per share in the third quarter while controlling expenses to keep prices low for our customers.  These results show Kroger’s strategy is working and that our core grocery business is strong and resilient.”

Details of Third Quarter 2010 Results

Including Kroger’s retail fuel operations, FIFO gross margin (Table 1) was 22.14% of sales for the third quarter of fiscal 2010, a decrease of 56 basis points compared to the third quarter last year.  Excluding retail fuel operations, FIFO gross margin decreased 10 basis points.  Supermarket selling gross margin (Table 1) declined 13 basis points without fuel.

Including Kroger’s retail fuel operations, operating, general and administrative (OG&A) costs were 17.11% of sales, a decline of 65 basis points compared with the third quarter last year.  Excluding retail fuel operations and adjusting for the impairment charges in fiscal 2009, OG&A decreased 14 basis points from the same period last year.  Positive identical sales growth, good cost control, and productivity improvements offset the continued challenge of rising credit card fees, health care and pension costs.

Kroger’s operating margin increased 6 basis points as a percentage of sales from the same period last year, excluding retail fuel operations and adjusting for the impairment charges in fiscal 2009.  Including retail fuel operations and the impairment charges in fiscal 2009, Kroger’s operating margin increased 647 basis points as a percentage of sales compared to the same period last year.  The impairment charges in fiscal 2009 accounted for 643 basis points of the increase.

Financial Strategy

Capital investment, excluding acquisitions and purchases of leased facilities, totaled $484.0 million for the third quarter, compared with $552.1 million for the same period last year.

At the end of the third quarter, net total debt (Table 5) was $7.2 billion, a decrease of $489.3 million from a year ago.  On a rolling four-quarters basis, Kroger’s net total debt to EBITDA ratio was 1.93, which is consistent with the same period last year after adjusting for the impairment charges in fiscal 2009.

During the third quarter, Kroger invested $64.0 million to repurchase 2.9 million shares of stock at an average price of $21.72 per share.  At the end of the quarter, approximately $352.5 million remained under the $500 million stock repurchase program announced in June 2010.

Fiscal 2010 Year-to-Date Results

For the first three quarters of fiscal 2010, total sales were $62.3 billion compared with $58.2 billion for the same period last year.  Excluding fuel sales, total sales increased 3.2% over the prior year.  For the same period, identical supermarket sales, excluding fuel, increased 2.5%.

Net earnings for the first three quarters of fiscal 2010 were $837.5 million, or $1.30 per diluted share.  Kroger reported a net loss of $185.4 million for the first three quarters of fiscal 2009, or $0.29 per diluted share.  Excluding the impairment charges, net earnings would have been $866.2 million, or $1.33 per diluted share (Table 6) for the first three quarters of last year.

Kroger’s operating margin for the first three quarters of fiscal 2010 decreased 38 basis points as a percentage of sales from the same period last year, excluding retail fuel operations and adjusting for the impairment charges in fiscal 2009.  Including retail fuel operations and the impairment charges in fiscal 2009, Kroger’s operating margin increased 160 basis points as a percentage of sales compared to the same period last year.  The impairment charges in fiscal 2009 accounted for 195 basis points of the increase.

Fiscal 2010 Annual Guidance

Kroger narrowed its annual identical supermarket sales guidance for fiscal 2010.  The Company now expects identical supermarket sales growth, excluding fuel, to range between 2.5% and 3.0%.  The previous guidance range was 2.0% to 3.0%.

For full-year net earnings, Kroger narrowed its guidance range to $1.65 to $1.78 per diluted share.  The Company is striving to achieve results in the upper half of this guidance range.  The previous range was $1.60 to $1.80 per diluted share.

Kroger now expects to invest approximately $1.8 to $2.0 billion in capital projects during the fiscal year.  This compares to earlier guidance of $1.9 to $2.1 billion.

“Our enthusiastic Kroger team shines during the holiday season, and we expect a solid end to our fiscal year,” Mr. Dillon said.  “We remain focused on delivering sustainable earnings growth today for our shareholders while investing for the future.  In addition, Kroger’s stock buyback program, debt reduction, and recent dividend increase in September demonstrate our ongoing commitment to creating value.”

Kroger, the nation’s largest traditional grocery retailer, employs more than 334,000 associates who serve customers in 2,461 supermarkets and multi-department stores in 31 states under two dozen local banner names including Kroger, City Market, Dillons, Jay C,

Food 4 Less, Fred Meyer, Fry’s, King Soopers, QFC, Ralphs and Smith’s.  The Company also operates 784 convenience stores, 375 fine jewelry stores, 954 supermarket fuel centers and 40 food processing plants in the U.S.  Kroger, headquartered in Cincinnati, Ohio, focuses its charitable efforts on supporting hunger relief, health and wellness initiatives, and local organizations in the communities it serves.  For more information about Kroger, please visit www.kroger.com.

# # #

Note:  Fuel sales have historically had low FIFO gross margin and OG&A rates as compared to corresponding rates on non-fuel sales.  Additionally, pricing and margins in Kroger’s retail fuel operations can be volatile on a quarterly basis.  As a result, Kroger discloses such rates, both including and excluding the effect of retail fuel operations.

This press release contains certain forward-looking statements about the future performance of the Company.  These statements are based on management’s assumptions and beliefs in light of the information currently available to it.  Such statements are indicated by words such as “guidance” and “expects.”  Aggressive competition, economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our expected identical supermarket sales growth and earnings per share. Earnings per share also will be affected by the number of shares outstanding, as well as the volatility in the Company’s fuel margins, which will be affected by changes in fuel costs.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations.  Our results also will be affected by rising commodity costs, the inconsistency of the economic recovery, changes in government-funded benefit programs, consumer confidence, and changes in inflation and deflation in product and operating costs.  Our capital expenditures could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.  We assume no obligation to update the information contained herein.  Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note:  Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on December 2, 2010 at www.kroger.com and www.streetevents.com.  An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through Thursday, December 16, 2010.

# # #

Kroger Contacts:

Media:	Lynn Marmer (513) 762-1304

Investors:	Carin Fike (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2010		2009		2010		2009

SALES	$18,697.9	100.00%	$17,661.8	100.00%	$62,257.9	100.00%	$58,178.8	100.00%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	14,569.8	77.92	13,661.9	77.35	48,314.8	77.60	44,574.4	76.62
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,199.2	17.11	3,137.3	17.76	10,604.4	17.03	10,247.9	17.61
RENT	154.3	0.83	152.0	0.86	502.7	0.81	501.9	0.86
DEPRECIATION AND AMORTIZATION	367.7	1.97	356.2	2.02	1,213.1	1.95	1,157.2	1.99
GOODWILL IMPAIRMENT CHARGE	—	0.00	1,112.7	6.30	—	0.00	1,112.7	1.91

OPERATING PROFIT (LOSS)	406.9	2.18	(758.3)	(4.29)	1,622.9	2.61	584.7	1.01

INTEREST EXPENSE	103.4	0.55	105.1	0.60	337.4	0.54	383.2	0.66

EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE	303.5	1.62	(863.4)	(4.89)	1,285.5	2.06	201.5	0.35

INCOME TAX EXPENSE	96.2	0.51	13.0	0.07	436.2	0.70	396.4	0.68

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	207.3	1.11	(876.4)	(4.96)	849.3	1.36	(194.9)	(0.34)

NET EARNINGS (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	5.1	0.03	(1.5)	(0.01)	11.8	0.02	(9.5)	(0.02)

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$202.2	1.08%	$(874.9)	(4.95)%	$837.5	1.35%	$(185.4)	(0.32)%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.32		$(1.35)		$1.30		$(0.29)

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	633.1		646.0		637.6		647.2

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.32		$(1.35)		$1.30		$(0.29)

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	636.2		646.0		640.7		647.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.  Certain per share amounts and percentages may not sum due to rounding.

Note:  The Company defines FIFO gross margin, as described in the earnings release, as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.  This measure is included to reflect trends in current cost of product.

Note:  The Company defines selling gross margin, as described in the earnings release related to the Company’s supermarkets, as gross margin before incurring expenses directly related to distributing and merchandising the products on its store shelves.  These expenses include advertising, warehousing, transportation, and shrink.  Selling gross margin is a measure of how competitively the Company is pricing the products it sells.

(a)         Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)         LIFO charges of $11.5 and $9.9 were recorded in the third quarter of 2010 and 2009, respectively.  For the year-to-date period, LIFO charges of $38.5 and $47.7 were recorded for 2010 and 2009, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 6,	November 7,
	2010	2009

ASSETS
Current Assets
Cash	$155.9	$157.5
Temporary cash investments	602.0	359.4
Deposits in-transit	755.1	669.0
Receivables	847.0	817.5
Inventories	5,255.8	5,324.0
Prepaid and other current assets	290.7	281.9

Total current assets	7,906.5	7,609.3

Property, plant and equipment, net	14,105.5	13,817.6
Goodwill	1,158.4	1,158.4
Other assets	584.5	578.2

Total Assets	$23,754.9	$23,163.5

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$546.9	$577.2
Trade accounts payable	4,178.6	4,168.9
Accrued salaries and wages	836.5	782.6
Deferred income taxes	353.6	374.2
Other current liabilities	2,426.2	2,291.8

Total current liabilities	8,341.8	8,194.7

Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and financing obligations	7,190.5	7,421.3
Adjustment to reflect fair-value interest rate hedges	69.6	55.2
Long-term debt including obligations under capital leases and financing obligations	7,260.1	7,476.5

Deferred income taxes	577.0	435.6
Pension and postretirement benefit obligations	988.9	914.0
Other long-term liabilities	1,326.5	1,241.7

Total Liabilities	18,494.3	18,262.5

Shareowners’ equity	5,260.6	4,901.0

Total Liabilities and Shareowners’ Equity	$23,754.9	$23,163.5

Total common shares outstanding at end of period	631.7	645.4
Total diluted shares year-to-date	640.7	647.2

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss) including noncontrolling interests	$849.3	$(194.9)
Adjustment to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,213.1	1,157.2
LIFO charge	38.5	47.7
Stock-based employee compensation	61.9	64.3
Expense for Company-sponsored pension plans	49.6	23.8
Goodwill impairment charge	—	1,112.7
Asset impairment charges	21.5	43.5
Deferred income taxes	5.1	50.8
Other	(11.3)	16.2
Changes in operating assets and liabilities, net of effects from acquisitions of businesses:
Deposits in-transit	(100.8)	(38.1)
Receivables	(2.2)	(4.0)
Inventories	(358.9)	(433.7)
Prepaid expenses	270.1	228.0
Trade accounts payable	287.6	350.5
Accrued expenses	213.7	(1.4)
Income taxes receivable and payable	138.3	229.4
Contribution to Company-sponsored pension plan	(141.0)	(265.0)
Other	(0.8)	(12.8)

Net cash provided by operating activities	2,533.7	2,374.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(1,422.5)	(1,765.6)
Payments for acquisitions	(6.9)	(23.4)
Proceeds from sale of assets	33.6	6.8
Other	(4.2)	(13.3)

Net cash used by investing activities	(1,400.0)	(1,795.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lease-financing transactions	5.7	6.4
Proceeds from issuance of long-term debt	300.7	505.3
Payments on long-term debt	(569.5)	(425.7)
Payments on credit facility	—	(129.0)
Dividends paid	(183.3)	(175.9)
Excess tax benefits on stock-based awards	2.2	2.3
Proceeds from issuance of capital stock	24.4	29.8
Treasury stock purchases	(291.8)	(130.3)
Increase (decrease) in book overdrafts	1.2	(3.8)
Investment in the remaining interest of a variable interest entity	(85.8)	—
Other	(3.4)	(4.0)

Net cash used by financing activities	(799.6)	(324.9)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	334.1	253.8

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	423.8	263.1
END OF QUARTER	$757.9	$516.9

Reconciliation of capital expenditures:
Payments for capital expenditures	$(1,422.5)	$(1,765.6)
Changes in construction-in-progress payables	(24.8)	(64.7)
Total capital expenditures	$(1,447.3)	$(1,830.3)

Disclosure of cash flow information:
Cash paid during the year for interest	$370.7	$433.8
Cash paid during the year for income taxes	$333.9	$118.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER
	2010	2009

INCLUDING FUEL CENTERS	$16,887.6	$16,155.6
EXCLUDING FUEL CENTERS	$14,866.6	$14,519.6

INCLUDING FUEL CENTERS	4.5%	0.0%
EXCLUDING FUEL CENTERS	2.4%	1.3%

COMPARABLE SUPERMARKET SALES (b)

	THIRD QUARTER
	2010	2009

INCLUDING FUEL CENTERS	$17,290.7	$16,491.9
EXCLUDING FUEL CENTERS	$15,219.7	$14,825.0

INCLUDING FUEL CENTERS	4.8%	0.4%
EXCLUDING FUEL CENTERS	2.7%	1.7%

(a)                     Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

(b)                     Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations.

Table 5.  Reconciliation of Total Debt to Net Total Debt

(in millions)

(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity.  Management believes net total debt is an important measure of liquidity, and a primary component of measuring compliance with the financial covenants under the Company’s credit facility.  Net total debt should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the third quarter of 2010 to the balance in the third quarter of 2009.

	November 6,	November 7,
	2010	2009	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$546.9	$577.2	$(30.3)
Face-value of long-term debt including obligations under capital leases and financing obligations	7,190.5	7,421.3	(230.8)
Adjustment to reflect fair-value interest rate hedges	69.6	55.2	14.4

Total debt	$7,807.0	$8,053.7	$(246.7)

less: temporary cash investments	602.0	359.4	242.6

Net total debt	$7,205.0	$7,694.3	$(489.3)

Table 6. Net Earnings Per Diluted Share Excluding Impairment Charges

(in millions, except per share amounts)

(unaudited)

Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below in the footnotes, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented.  The items include charges that were recorded as components of asset impairment charge and goodwill impairment charge.

	THIRD QUARTER	YEAR-TO-DATE
	2009	2009

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(874.9)	$(185.4)

AFTER-TAX GOODWILL IMPAIRMENT CHARGE (a)	1,036.1	1,036.1

AFTER-TAX ASSET IMPAIRMENT CHARGES (b)	15.5	15.5

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING IMPAIRMENT CHARGES RELATED TO A SOUTHERN CALIFORNIA REPORTING UNIT	$176.7	$866.2

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING IMPAIRMENT CHARGES RELATED TO A SOUTHERN CALIFORNIA REPORTING UNIT	$0.27	$1.33

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	646.0	647.2

(a)         After-tax goodwill impairment charge ($1,112.7 pre-tax) relating to a Southern California reporting unit.  Most of the goodwill impairment charge is non-deductible for tax purposes.

(b)         After-tax asset impairment charges ($24.1 pre-tax) relating to underperforming stores in a Southern California reporting unit.